PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Summit Global Investments, LLC (“SGI”), intending to be legally bound, hereby agree with each other as follows:

1. The Company hereby offers SGI and SGI hereby purchases one (1) share of the SGI U.S. Large Cap Equity VI Portfolio (the “Fund”) (par value $.001 per share) at price per Share equivalent to the net asset value per share of the Fund as determined on April 27, 2020.

2. The Company hereby acknowledges receipt from SGI of funds in the amount of $20 in full payment for the Share.

3. SGI represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4. This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of April, 2020.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Name:	Salvatore Faia
Title:	President

SUMMIT GLOBAL INVESTMENTS, LLC

By:	/s/ David Harden
Name:	David Harden
Title:	President